EXHIBIT 99.1

Marten Transport Announces Second Quarter Results

MONDOVI, Wis., July 22, 2008 (PRIME NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq:MRTN) announced today its financial and operating results for the quarter ended June 30, 2008.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 15.3% to $160.0 million in the second quarter of 2008 from $138.8 million in the 2007 quarter. For the six-month period of 2008, operating revenue increased 12.3% to $303.4 million from $270.2 million for the 2007 period. Truckload revenue increased 8.4% to $134.1 million from $123.7 million in the 2007 quarter. For the six-month period of 2008, truckload revenue increased 5.5% to $255.2 million from $241.9 million for the 2007 period. Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 71.5% to $25.9 million from $15.1 million in the 2007 quarter. For the six-month period of 2008, logistics revenue increased 69.7% to $48.2 million from $28.4 million for the 2007 period.

Operating revenue included fuel surcharges of $40.1 million and $68.1 million for the second quarter and six-month period of 2008, compared with $21.1 million and $38.5 million for the second quarter and six-month period of 2007. Operating revenue, net of fuel surcharges, increased 1.8% to $119.9 million in the 2008 quarter and 1.5% to $235.2 million in the 2008 six-month period.

For the second quarter ended June 30, 2008, net income was $3.5 million, or 16 cents per diluted share, compared with $4.3 million, or 20 cents per diluted share, for the same quarter of 2007. For the six-month period of 2008, net income was $6.1 million, or 28 cents per diluted share, compared with $8.9 million, or 41 cents per diluted share, for the 2007 period.

Chairman and Chief Executive Officer Randolph L. Marten said, "During the second quarter we continued the disciplined execution of our business model by focusing on freight selection in our asset-based truckload operations and increasing the scope and penetration of our asset-light logistics and intermodal operations. As a result, operating revenue increased 15.3% compared with the same quarter of 2007 (1.8% increase excluding fuel surcharge revenue) despite a decrease in the average size of our truckload fleet. Our average fleet size decreased by 185 tractors compared with the second quarter of 2007, but remained essentially the same as the end of 2007. As with the first quarter, we are not satisfied with our results; however, we are confident that Marten is well-positioned to grow and improve in our markets.

"In our truckload operations, we improved our average truckload revenue per tractor per week, net of fuel surcharges, to $3,128 in the 2008 quarter from $3,108 in the 2007 quarter. The combination of our freight mix, reduced average length of haul, and an apparent reduction in overall truckload industry capacity contributed to an approximately 2.7 cents per total mile increase in average truckload revenue, net of fuel surcharges. This increase in freight rates more than offset a 1.2% reduction in average miles per tractor.

"The changes in our operating statistics are consistent with growth of our regional temperature-controlled operations. By focusing on shorter lengths of haul in certain defined areas, we are addressing customer trends toward regional distribution to lower their transportation expense, furthering our own objectives of reducing fuel consumption per load, and matching some of our drivers' desires to stay closer to home. The concentration of a portion of our fleet in these markets is evident in a 5.0% reduction in average length of haul to 865 miles. As evidence to our tight operating controls and contrary to normal assumptions, we were able to combine a shorter length of haul with a slight reduction in non-revenue miles percentage, to 7.7% for the quarter.

"Our logistics operations expanded to nearly 20% of our total operating revenue, excluding fuel surcharge revenue from both truckload and intermodal operations. Logistics revenue, net of intermodal fuel surcharges, grew to $23.4 million in the second quarter, an increase of 62.4% over the 2007 quarter. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services. Consistent with the growth of our logistics business, purchased transportation expense increased 26.8% in the 2008 quarter compared with the 2007 quarter, as growth in our logistics business more than offset a decrease in the percentage of our fleet provided by independent contractors.

"The cost of fuel soared to record levels during the second quarter. Our average cost per gallon was $4.21, compared with $2.73 in the second quarter of 2007. Our gross cost of fuel increased approximately $14.7 million, or 39.5%, compared with the same quarter of 2007. We addressed this unprecedented challenge by investing nearly $15.0 million in auxiliary power units (APUs), improving our volume purchasing arrangements with national fuel centers, focusing on shorter lengths of haul, and tightly managing non-revenue miles. At the end of the second quarter of 2008, we had installed APUs in nearly 87% of our company-owned tractors. These units provide heat, air conditioning and electrical power for our drivers without running the tractor engine. By managing the use of APUs, we reduced idling time for the 2008 quarter beyond our original expectations and beyond the lowest level projected by the manufacturers. Together with an effective fuel surcharge program, these initiatives allowed us to reduce our net fuel expense (fuel and fuel taxes less fuel surcharges, net of surcharges passed through to independent contractors) to 15.5% of truckload and intermodal revenue, net of fuel surcharges, in the second quarter of 2008, compared with 17.7% in the 2007 quarter.

"Our progress on fuel expense was partially offset by increases in depreciation, supplies and maintenance and insurance and claims expense, which were primarily due to the additional depreciation costs associated with our investment in APUs, the increased percentage of company-owned tractors in our fleet, an increase in the average age of our tractor and trailer fleets, and an increase in the cost of self-insured accident claims.

"Salaries, wages and benefits expense decreased 2.1% in the 2008 quarter compared with the 2007 quarter, which primarily resulted from a reduction in our fleet size and the adoption of a per diem expense reimbursement program for our drivers in the first quarter of 2008. These savings were partially offset by a $746,000 increase in our self-insured medical claims and a decrease in our ratio of tractors to non-driver personnel associated with growth in our logistics business.

"As expected, a softer market for used equipment, which we believe was driven by capacity reductions in the industry, led to a decrease of $341,000 in gain on disposition of revenue equipment compared with the second quarter of 2007 despite an increase in the number of tractors sold.

"Our operating ratio (operating expenses as a percentage of operating revenue) was 96.0% for the second quarter of 2008 compared with 94.2% for the second quarter of 2007. Our operating ratio improved, however, from 96.2% for the first quarter of 2008, despite the rapid run-up in fuel prices.

"Our effective tax rate increased to 41.6% in the 2008 quarter from 38.3% in the 2007 quarter due to the nondeductible effect of the per diem pay structure in 2008.

"At June 30, 2008, our balance sheet reflected approximately $242.8 million in stockholders' equity and $18.2 million in debt, for a debt-to-capitalization ratio of approximately 7.0%. In the first half of 2008, we retired approximately $26.4 million in debt. We recently negotiated additional equipment purchase agreements with our tractor and trailer suppliers, most of which will be for replacement equipment. With anticipated net capital expenditures of approximately $35 million for the remainder of 2008, we expect to finish the year with a well-maintained fleet and a very strong balance sheet.

"In addition to the Company's financial and operating results, we were also pleased to receive the Temperature Controlled Carrier of the Year Award from General Mills, our largest customer. This award recognizes us for our service and innovation and is the result of our employees' commitment to excellence and customer satisfaction."

Looking forward at the balance of 2008, Mr. Marten offered the following comments: "For the second half of 2008, we expect freight demand to continue to improve somewhat but to remain less than robust. We also expect industry-wide equipment capacity to remain flat or decrease as poorly capitalized and poorly operated trucking companies shrink their fleets or fail in a difficult environment. In light of those general economic assumptions, our goals are to improve our rate structure by focusing on profitable freight and providing superior service, to maintain our fleet at or modestly above our current size, and to aggressively control our costs. Assuming fuel does not spike rapidly in the second half of the year, we expect to continue to improve our operating results sequentially in the third and fourth quarters."

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten's common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expectations concerning our position in the industry and ability to grow and improve in our markets, freight demand, industry-wide capacity of tractors and trailers, net capital expenditures, the condition of our fleet, the strength of our balance sheet, and improvements in operating results. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers' business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; changes in management's estimates of the need for new tractors and trailers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; changes in management's estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units, unexpected maintenance or other costs associated with such units, or our inability to continue to maintain idle time at the recent level; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines, the adoption of ultra-low sulfur diesel fuel and revised hours-of-service requirements for drivers, or changes in tax treatment with respect to our per diem program. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

                        MARTEN TRANSPORT, LTD.
                 CONSOLIDATED CONDENSED BALANCE SHEETS

                            (Unaudited)

                                               June 30,    December 31,
 (In thousands, except share information)        2008          2007
                                            ---------------------------
 ASSETS
   Current assets:
     Cash                                    $    1,074     $    3,618
     Marketable securities                          320            350
     Receivables:
        Trade, net                               63,477         51,539
        Other                                    11,366          6,175
     Prepaid expenses and other                  12,646         13,823
     Deferred income taxes                        5,629          4,653
                                             -------------------------

            Total current assets                 94,512         80,158
                                             -------------------------
   Property and equipment:
     Revenue equipment, buildings
      and land, office equipment
      and other                                 429,350        447,430
     Accumulated depreciation                  (129,938)      (122,246)
                                             -------------------------

            Net property and equipment          299,412        325,184

   Other assets                                   1,131          2,048
                                             -------------------------

                TOTAL ASSETS                 $  395,055     $  407,390
                                             =========================

 LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
     Checks issued in excess of cash
      balances                               $       11     $       --
     Accounts payable and accrued
      liabilities                                35,353         32,384
     Insurance and claims accruals               19,183         17,431
     Current maturities of long-term debt         5,000          5,000
                                             -------------------------

            Total current liabilities            59,547         54,815

   Long-term debt, less current
    maturities                                   13,239         39,643
   Deferred income taxes                         77,631         74,719
                                             -------------------------

            Total liabilities                   150,417        169,177
                                             -------------------------

   Minority interest                              1,849          1,283
                                             -------------------------

   Stockholders' equity:
     Preferred stock, $.01 par value
      per share; 2,000,000 shares
      authorized; no shares issued
      and outstanding                                --             --
     Common stock, $.01 par value per
      share; 48,000,000 shares
      authorized; 21,765,289 shares at
      June 30, 2008, and 21,811,837
      shares at December 31, 2007,
      issued and outstanding                        218            218
     Additional paid-in capital                  74,307         74,570
     Retained earnings                          168,264        162,142
                                             -------------------------

            Total stockholders' equity          242,789        236,930
                                             -------------------------

              TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY          $  395,055     $  407,390
                                             =========================

                     MARTEN TRANSPORT, LTD.
         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                         (Unaudited)

                                Three Months          Six Months
                               Ended June 30,        Ended June 30,
 (In thousands, except       ---------------------------------------
  per share information)       2008       2007      2008      2007
                             ---------------------------------------

 OPERATING REVENUE           $159,994   $138,821  $303,368  $270,237
                             ---------------------------------------

 OPERATING EXPENSES
  (INCOME):
   Salaries, wages and
    benefits                   37,755    38,565     74,437    76,978
   Purchased transportation    31,285    24,679     59,289    46,499
   Fuel and fuel taxes         51,785    37,126     93,714    69,938
   Supplies and maintenance     9,378     8,966     18,710    17,916
   Depreciation                12,346    11,727     24,308    23,450
   Operating taxes and
    licenses                    1,762     1,726      3,474     3,425
   Insurance and claims         6,653     5,376     12,218    10,846
   Communications and
    utilities                     909       970      1,870     1,910
   Gain on disposition of
    revenue equipment            (927)   (1,268)    (1,986)   (2,448)
   Other                        2,620     2,913      5,424     5,292
                             ---------------------------------------

       Total operating
        expenses              153,566   130,780    291,458   253,806
                             ---------------------------------------

 OPERATING INCOME               6,428     8,041     11,910    16,431
                             ---------------------------------------

 OTHER EXPENSES (INCOME):
   Interest expense               302     1,042        836     2,121
   Interest income and
    other                         (37)     (126)      (114)     (345)
   Minority interest              225        79        605       229
                             ---------------------------------------
                                  490       995      1,327     2,005
                             ---------------------------------------

 INCOME BEFORE INCOME
  TAXES                         5,938     7,046     10,583    14,426

 PROVISION FOR INCOME
  TAXES                         2,469     2,702      4,461     5,488
                             ---------------------------------------

 NET INCOME                  $  3,469  $  4,344   $  6,122  $  8,938
                             =======================================

 BASIC EARNINGS PER
  COMMON SHARE               $   0.16  $   0.20   $   0.28  $   0.41
                             =======================================

 DILUTED EARNINGS PER
  COMMON SHARE               $   0.16  $   0.20   $   0.28  $   0.41
                             =======================================

                    MARTEN TRANSPORT, LTD.
                     SEGMENT INFORMATION
                                                     Dollar  Percentage
                                                     Change    Change
                                                     Three     Three
                                                     Months    Months
                                  Three Months       Ended     Ended
                                     Ended           June 30, June 30,
 (Dollars in thousands)            June 30,            2008     2008
                                -------------------     vs.      vs.
                                   2008      2007      2007     2007
                                ------------------------------------
 Operating revenue:
  Truckload revenue,
   net of fuel surcharge
   revenue                      $ 96,506   $103,354  $ (6,848)  (6.6)%
  Truckload fuel surcharge
   revenue                        37,568     20,357    17,211   84.5
                                ------------------------------------
   Total Truckload revenue       134,074    123,711    10,363    8.4
                                ------------------------------------

  Logistics revenue,
   net of intermodal fuel
   surcharge revenue              23,366     14,388     8,978   62.4
  Intermodal fuel surcharge
   revenue                         2,554        722     1,832  253.7
                                ------------------------------------
   Total Logistics
    revenue                       25,920     15,110    10,810   71.5
                                ------------------------------------

   Total operating
    revenue                     $159,994   $138,821  $ 21,173   15.3%
                                ====================================

 Operating income:
  Truckload                     $  4,634   $  7,065  $ (2,431) (34.4)%
  Logistics                        1,794        976       818   83.8
                                ------------------------------------
   Total operating income       $  6,428   $  8,041  $ (1,613) (20.1)%
                                ====================================

 Operating ratio:
  Truckload                         96.5%      94.3%            (2.3)%
  Logistics                         93.1       93.5              0.4
                                --------------------        --------
   Consolidated operating ratio     96.0%      94.2%            (1.9)%
                                ====================        ========

                    MARTEN TRANSPORT, LTD.
                     SEGMENT INFORMATION
                                                    Dollar  Percentage
                                                    Change    Change
                                                      Six       Six
                                                    Months    Months
                                  Six Months        Ended     Ended
                                    Ended           June 30,  June 30
                                   June 30,           2008      2008
                              --------------------     vs.       vs.
 (Dollars in thousands)         2008       2007       2007      2007
                              --------------------------------------
 Operating revenue:
  Truckload revenue,
   net of fuel surcharge
   revenue                    $ 191,137  $ 204,631  $(13,494)   (6.6)%
  Truckload fuel
   surcharge revenue             64,066     37,227    26,839    72.1
                              --------------------------------------
   Total Truckload revenue      255,203    241,858    13,345     5.5
                              --------------------------------------

  Logistics revenue, net of
   intermodal fuel
   surcharge revenue             44,111     27,100    17,011    62.8
  Intermodal fuel surcharge
   revenue                        4,054      1,279     2,775   217.0
                              --------------------------------------
   Total Logistics revenue       48,165     28,379    19,786    69.7
                              --------------------------------------

   Total operating revenue    $ 303,368  $ 270,237  $ 33,131    12.3%
                              ======================================

 Operating income:
  Truckload                   $   8,361  $  14,412  $ (6,051)  (42.0)%
  Logistics                       3,549      2,019     1,530    75.8
                              --------------------------------------
   Total operating income     $  11,910  $  16,431  $ (4,521)  (27.5)%
                              ======================================

 Operating ratio:
  Truckload                        96.7%      94.0%             (2.9)%
  Logistics                        92.6       92.9               0.3
                              --------------------            ------
   Consolidated operating
    ratio                          96.1%      93.9%             (2.3)%
                              ====================            ======

                       MARTEN TRANSPORT, LTD.
                        OPERATING STATISTICS
                             (Unaudited)

                                     Three Months      Six Months
                                     Ended June 30,   Ended June 30,
                                     -------------------------------
                                      2008    2007    2008     2007
                                     -------------------------------

 Truckload Segment:
  Average truckload
   revenue, net of
   fuel surcharges, per
   total mile                        $1.497  $1.470  $ 1.488  $1.474
  Average miles per tractor(1)       27,162  27,494   54,245  54,081
  Average truckload revenue,
   net of fuel surcharges, per
   tractor per week(1)               $3,128  $3,108  $ 3,105  $3,083
  Average tractors (1)                2,373   2,558    2,368   2,567
  Average miles per trip                865     911      878     926
  Non-revenue miles percentage(2)       7.7%    7.8%     7.9%    7.7%
  Total miles - company-employed
   drivers (in thousands)            55,587  58,361  109,897 115,529
  Total miles - independent
   contractors (in thousands)         8,877  11,968   18,548  23,297

 Logistics Segment:
  Brokerage:
   Revenue (in thousands)           $16,487 $10,376 $ 31,711 $19,425
   Loads                              7,978   5,657   15,591  10,405
  Intermodal:
   Revenue (in thousands)            $9,433  $4,734 $ 16,454  $8,954
   Loads                              2,773   1,528    4,926   2,914
   Average tractors                      51      26       45      25

 At June 30, 2008, and June 30, 2007:
  Total tractors(1)                   2,392   2,552
  Average age of company
   tractors (in years)                  2.3     1.7
  Total trailers                      4,086   3,934
  Average age of company
   trailers (in years)                  2.7     2.3
  Ratio of trailers to
   tractors(1)                          1.7     1.5
  Ratio of tractors to
   non-driver personnel(1)              4.8     5.2

                                   Three Months    Six Months
                                  Ended June 30,  Ended June 30,
                                 ------------------------------
 (In thousands)                   2008    2007    2008    2007
                                 ------------------------------
 Net cash provided by
  operating activities           $6,979 $12,656 $21,718 $29,494
 Net cash provided by
  (used for) investing
  activities                      3,637  (4,447)  2,770 (32,347)

 Weighted average
  shares outstanding:
  Basic                          21,764  21,789  21,760  21,778
  Diluted                        21,918  21,971  21,912  21,962
 ---------------------------

 (1)Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 246 and 368 tractors as of June 30, 2008, and 2007, respectively.

 (2)Represents the percentage of miles for which the company is not compensated.

CONTACT:  Marten Transport, Ltd.
          Randy Marten, Chairman and Chief Executive Officer
          Jim Hinnendael, Chief Financial Officer
          715-926-4216